3: January 15, 2002

Exhibit 99.1

January 15, 2002

To the Holders of LifePoint Securities

and Purchase Price Still in Escrow:

We, the holders of 76%, or 122,092 shares, of the Series C Preferred Stock held in escrow of LifePoint, Inc. (the "Company"), are asking to you to join us in amending the Securities Purchase Agreement and the Escrow Agreement to extend further the Company's deadline for meeting the First Milestone from January 15, 2002 to March 31, 2002. This proposed amendment is only applicable to those of us who still have shares of the Series C Preferred Stock in escrow.

 As you are aware, the Company was given originally until December 31st and then, on December 19, 2001, until January 15, 2002 to deliver a validation from an independent third party (selected by us as the major investors) that the Company's IMPACT™ Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted by the Company to the Food and Drug Administration.

 We selected Owen & Associates, Inc. to make the evaluation for the First Milestone. However, the data from the field, which is only one of the bases for the evaluation, has come in slower than anyone originally anticipated and there is not enough field data to make a confident statistical analysis with respect to all of tests which the System performs. Given these circumstances we believe a further extension is appropriate. We have agreed that the Company be given until March 31, 2002, the date of the second milestone. The Company does not believe that it will take that long to assemble the additional data and have it evaluated. However, both the Company and we did not wish to set an arbitrary deadline that will just have to be changed again.

 By signing this letter we are hereby granting the further extension. We urge you to approve the extension by returning an executed copy of this letter to the Company, by facsimile transmission or overnight courier, as soon as possible to the attention of Michele A. Clark, the Company's Controller and Chief Accounting Officer. The Company's fax number is (909) 418-3003 and its address is 1205 South Dupont Street, Ontario, CA 91761.

Very truly yours,

OMICRON PARTNERS, L.P.

By: /s/ Olivier Morali

Name: Olivier Morali

Title: Authorized Signatory

ZANETT LOMBARDIER MASTER FUND II,

L.P.

By: /s/ G. A. Cicogna

Name: Gianluca Cicogna

Title: Advisor to Investment Manager

BOMOSEEN INVESTMENTS LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Director

DANDELION INTERNATIONAL, LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Attorney in Fact

WALLINGTON INVESTMENT HOLDINGS LTD.

By: /s/ Nancy Main

Name: Nancy Main

Title: Attorney in Fact

SCORPION ACQUISITION LLC

By: /s/ Kevin R. McCarthy

Name: Kevin R. McCarthy

Title: Manager